UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


                              METALDYNE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   574670 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                     Heartland Industrial Associates L.L.C.
                               Daniel P. Tredwell
                               55 Railroad Avenue
                          Greenwich, Connecticut 06830
                                 (203) 861-2622
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 August 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.240.13d-1(e), 240.13d-1(f) or 240.13d-(1)(g), check the following box |_|.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No. 574670 10 5
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         HEARTLAND INDUSTRIAL ASSOCIATES L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(a)        (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         21,425,931(a)
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            21,425,931(a)
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       21,425,931(a)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)(1)

                                      50.0%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                       HC
--------------------------------------------------------------------------------
----------
(a) By virtue of being the general partner or managing member, as applicable, of each of the other Reporting Heartland Entities filing this Schedule 13D. The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         HEARTLAND INDUSTRIAL PARTNERS, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         19,922,184(b)
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            19,922,184(b)
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       19,922,184(b)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      46.5%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            PN
--------------------------------------------------------------------------------

----------
(b) Exercised by the Reporting Heartland Entity's general partner, Heartland Industrial Associates L.L.C. The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         HIP SIDE-BY-SIDE PARTNERS, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(c)        (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         1,211,173(c)
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            1,211,173(c)
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        1,211,173(c)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      2.8%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            PN
--------------------------------------------------------------------------------

----------
(c) Exercised by the Reporting Heartland Entity's general partner, Heartland Industrial Associates L.L.C. The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No. 574670 10 5
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         METALDYNE INVESTMENT FUND I, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (d)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------

                                 7          SOLE VOTING POWER
          NUMBER OF                         19,922,184(d)
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            19,922,184(d)
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       19,922,184(d)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      46.5%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            OO
--------------------------------------------------------------------------------

----------
(d) Exercised by Heartland Industrial Partners L.L.C., the general partner of the managing member of the Reporting Heartland Entity. The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         METALDYNE INVESTMENT FUND II, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (e)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         292,574(e)
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            292,574(e)
                               -------------------------------------------------
                                 10 SHARED DISPOSITIVE POWER
                                            None

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         292,574(e)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      0.7%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            PN
--------------------------------------------------------------------------------

----------
(e) Exercised by Heartland Industrial Partners L.L.C., the general partner of the managing member of the Reporting Heartland Entity. The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No. 574670 10 5
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         HEARTLAND INDUSTRIAL PARTNERS (FF), L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (f)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         244,920(f)
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            244,920(f)
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         244,920(f)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      0.6%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            PN
--------------------------------------------------------------------------------

----------
(f) Exercised by the Reporting Heartland Entity's general partner, Heartland Industrial Associates L.L.C. The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         HEARTLAND INDUSTRIAL PARTNERS (C1), L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (g)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         47,654(g)
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            47,654(g)
                               -------------------------------------------------
                                 10 SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         47,654(g)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      0.1%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            PN
--------------------------------------------------------------------------------

----------
(g) Exercised by the Reporting Heartland Entity's general partner, Heartland Industrial Associates L.L.C. The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         RICHARD AND JANE MANOOGIAN FOUNDATION (h)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------

                                 7          SOLE VOTING POWER
          NUMBER OF                         661,260
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            661,260
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          661,260
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      1.5%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            OO
--------------------------------------------------------------------------------

----------
(h) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         RICHARD A. MANOOGIAN TRUST
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (i)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------

                                 7          SOLE VOTING POWER
          NUMBER OF                         621,170
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            621,170
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          621,170
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      1.4%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            OO
--------------------------------------------------------------------------------

----------
(i) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         WACHOVIA CAPITAL PARTNERS 2000, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (j)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         1,597,633
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            1,597,633
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         1,597,633
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      3.7%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            OO
--------------------------------------------------------------------------------

----------
(j) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         EQUITY ASSET INVESTMENT TRUST
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (k)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------

                                 7          SOLE VOTING POWER
          NUMBER OF                         591,761
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            591,761
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          591,761
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      1.4%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            OO
--------------------------------------------------------------------------------

----------
(k) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         GE CAPITAL SERVICES EQUITY CORP.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (l)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------

                                 7          SOLE VOTING POWER
          NUMBER OF                         591,761
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            591,761
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          591,761
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      1.4%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            OO
--------------------------------------------------------------------------------

----------
(1) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities. GE Capital Services Equity Corp. is the manager of Equity Asset Investment Trust.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         GENERAL ELECTRIC CAPITAL SERVICES, INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(m)        (a) |_|
                                                                    (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                            United States (Delaware)
--------------------------------------------------------------------------------

                                 7          SOLE VOTING POWER
          NUMBER OF                         591,761
          SHARES
                               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING
                               -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            591,761
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None

--------------------------------------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     591,761
--------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      1.4%

    (subject to increase based on holders of outstanding restricted stock of
            Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                       OO
--------------------------------------------------------------------------------

----------
(m) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities. General Electric Capital Services, Inc. wholly owns G.E. Capital Services Equity Corp. and Equity Asset Investment Trust.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No. 574670 10 5
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         GENERAL ELECTRIC COMPANY
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(n)        (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (New York)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         591,761
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            591,761
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     591,761
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                               |_|

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      1.4%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                       OO
--------------------------------------------------------------------------------

----------
(n) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities. General Electric Company wholly owns General Electric Capital Services, Inc., which wholly owns G.E. Capital Services Equity Corp. and Equity Asset Investment Trust.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         ANNEX HOLDINGS I LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (o)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Cayman Islands
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         591,761
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            591,761
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          591,761
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      1.4%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            PN
--------------------------------------------------------------------------------

----------
(o) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         75 WALL STREET ASSOCIATES LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (p)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         295,858
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            295,858
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          295,858
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      0.7%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            OO
--------------------------------------------------------------------------------

----------
(p) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         LONG POINT CAPITAL FUND, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (q)       (a) |_|
                                                                    (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         581,025
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            581,025
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         581,025
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      1.4%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            PN
--------------------------------------------------------------------------------

----------
(q) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         LONG POINT CAPITAL PARTNERS, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (r)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         10,692
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            10,692
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          10,692
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      0.0%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            OO
--------------------------------------------------------------------------------

----------
(r) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         GRAHAM PARTNERS INVESTMENTS, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (s)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          591,715
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            591,715
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          591,715
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      1.4%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            PN
--------------------------------------------------------------------------------

----------
(s) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities. Notwithstanding anything contained herein to the contrary, each Reporting Graham Partners entity shares voting and dispositive power with each other Reporting Graham Partners Entity.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         GRAHAM PARTNERS INVESTMENTS (A), L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (t)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          591,715
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            591,715
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          591,715
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      1.4%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            PN
--------------------------------------------------------------------------------

----------
(t) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities. Notwithstanding anything contained herein to the contrary, each Reporting Graham Partners entity shares voting and dispositive power with each other Reporting Graham Partners Entity.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         GRAHAM PARTNERS INVESTMENTS (B), L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (u)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          591,715
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            591,715
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       591,715
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      1.4%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            PN
--------------------------------------------------------------------------------

----------
(u) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities. Notwithstanding anything contained herein to the contrary, each Reporting Graham Partners entity shares voting and dispositive power with each other Reporting Graham Partners Entity.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 574670 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         CRM 1999 ENTERPRISE FUND, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (v)       (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                                                            WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)               |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States (Delaware)
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         59,172
          SHARES               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          None
          EACH
          REPORTING            -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            59,172
                               -------------------------------------------------
                                 10         SHARED DISPOSITIVE POWER
                                            None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          59,172
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      0.1%
    (subject to increase based on holders of outstanding restricted stock of Metaldyne electing to receive cash in lieu of restricted stock in accordance with the restricted stock incentive plans)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                                            OO
--------------------------------------------------------------------------------

----------
(v) The Reporting Entities on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Entity may be deemed to beneficially own the Issuer's securities that are held by all of the Reporting Entities. Each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer's securities by the Reporting Entities.

      With respect to the Reporting Heartland Entities (as defined below), this filing supplements all previous filings on Schedule 13D made by the Reporting Heartland Entities relating to Metaldyne (as defined below).

      Neither the present filing or anything contained herein shall be construed as an admission that any combination of Reporting Entities constitutes a "group" for any purpose.

Item 1. Security and Issuer.

      The class of equity securities to which this statement on Schedule 13D (this "Statement") relates is the common stock, par value $1.00 per share, of Metaldyne Corporation, a Delaware corporation ("Metaldyne"). The principal executive offices of Metaldyne are located at 47659 Halyard Drive, Plymouth, Michigan 48170.

Item 2. Identity and Background.

      This Statement is being filed jointly on behalf of the following persons (collectively, the "Reporting Entities"):

      o Heartland Industrial Associates L.L.C. ("HIA"), Heartland Industrial Partners, L.P. ("HIP"), HIP Side-By-Side Partners, L.P. ("HIP Side-By-Side"), Metaldyne Investment Fund I, LLC ("MIF I"), Metaldyne Investment Fund II, LLC ("MIF II"), Heartland Industrial Partners (FF), L.P. ("HIPFF") and Heartland Industrial Partners
            (C1), L.P. ("HIPC1" and, together with HIA, HIP, HIP Side-By-Side, MIF I, MIF II and HIPFF, the "Reporting Heartland Entities");

      o the Richard and Jane Manoogian Foundation (the "Manoogian Foundation"), Richard A. Manoogian Trust (together with the Manoogian Foundation, the "Reporting Manoogian Persons");

      o     Wachovia Capital Partners 2000, LLC;

      o Equity Asset Investment Trust ("EAIT"), G.E. Capital Services Equity Corp. ("GECSEC"), General Electric Capital Services, Inc. ("GECS") and General Electric Company ("GE" and, together with EAIT, GECSEC and GECS, The "Reporting G.E. Entities");

      o     Annex Holdings I LP;

      o     75 Wall Street Associates LLC;

      o Long Point Capital Fund, L.P. ("Long Point Fund") and Long Point Capital Partners, L.L.C. ("Long Point Partners" and, together with Long Point Fund, the "Reporting Long Point Entities");

      o Graham Partners Investments, L.P. ("GPI"), Graham Partners Investments (A), L.P. ("GPIA") and Graham Partners Investments (B), L.P. ("GPIB" and, together with GPI and GPIA, the "Reporting Graham Partners Entities"); and

      o     CRM 1999 Enterprise Fund, LLC.

      The additional information required to be included with respect to each Reporting Entity is included in the table below:

                                                    Residence or          Principal
                                                    ------------          ---------
             Shareholder                          Business Address       Occupation /      Citizenship or
             -----------                          ----------------       ------------      --------------
                                                                           Employer        jurisdiction of
                                                                           --------        ---------------
                                                                                             organization
                                                                                             ------------
Reporting Heartland Entities:

     Heartland Industrial Associates L.L.C.           See below            See below           Delaware

     Heartland Industrial Partners, L.P.              See below            See below           Delaware

     HIP Side-By-Side Partners, L.P.                  See below            See below           Delaware

     Metaldyne Investment Fund I, LLC                 See below            See below           Delaware

     Metaldyne Investment Fund II, LLC                See below            See below           Delaware

     Heartland Industrial Partners (FF), L.P.         See below            See below           Delaware

     Heartland Industrial Partners (C1), L.P.         See below            See below           Delaware

      HIA is the general partner of each of the Reporting Heartland Entities. Daniel P. Tredwell is the sole managing member of HIA.

      The principal business and office address of each of the Reporting Heartland Entities and Daniel P. Tredwell is 55 Railroad Avenue, Greenwich, CT 06830.

      The principal business of each of the Reporting Heartland Entities is to focus on investments in industrial companies. Daniel P. Tredwell's principal occupation is Senior Managing Director of HIP. Daniel P. Tredwell is a citizen of the United States of America.

      During the last five years, none of the Reporting Heartland Entities or Daniel P. Tredwell has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                                      Residence or            Principal
                                                      ------------            ---------
             Shareholder                            Business Address         Occupation /      Citizenship or
             -----------                            ----------------         ------------      --------------
                                                                               Employer        jurisdiction of
                                                                               --------        ---------------
                                                                                                 organization
                                                                                                 ------------
Reporting Manoogian Persons:

     Richard and Jane Manoogian Foundation         21001 Van Born Rd.         Charitable           Michigan
                                                    Taylor, MI 48180          activities

     Richard A. Manoogian Trust                    21001 Van Born Rd.         Investments          Michigan
                                                    Taylor, MI 48180

Wachovia Capital Partners 2000, LLC               301 S. College Street       Investments       North Carolina
                                                        Floor 12
                                                      Charlotte, NC
                                                       28288-0732

Reporting G.E. Entities:

     Equity Asset Investment Trust                120 Long Ridge Road,         See below           Delaware
                                                   Stamford, CT 06927

     GE Capital Services Equity Corp              120 Long Ridge Road,         See below           Delaware
                                                   Stamford, CT 06927



     General Electric Capital Services, Inc.      260 Long Ridge Road,         See below           Delaware
                                                   Stamford, CT 06927



     General Electric Company                     3135 Easton Turnpike,        See below           New York
                                                   Fairfield, CT 06828



Annex Holdings I LP                                599 Lexington Ave.     Private Equity Fund   Cayman Islands
                                                   New York, NY 10022

75 Wall Street Associates                          Giselastr. 4, 80802    Private Equity Fund      Delaware
                                                     Munich, Germany

Reporting Long Point Entities:

     Long Point Capital Fund, L.P.                 767 5th Ave, Fl. 8     Private Equity Fund      Delaware
                                                   New York, NY 10153

     Long Point Capital Partners, L.L.C.           767 5th Ave, Fl. 8     General Partner in       Delaware
                                                   New York, NY 10153     Private Equity Fund

Reporting Graham Partners Entities:

     Graham Partners Investments, L.P.              3811 West Chester     Private Equity Fund      Delaware
                                                    Pike, Building 2,
                                                   Suite 200, Newtown
                                                    Square, PA 19073

     Graham Partners Investments (A), L.P.          3811 West Chester     Private Equity Fund      Delaware
                                                    Pike, Building 2,
                                                   Suite 200, Newtown
                                                    Square, PA 19073

     Graham Partners Investments (B), L.P.          3811 West Chester     Private Equity Fund      Delaware
                                                    Pike, Building 2,
                                                   Suite 200, Newtown
                                                    Square, PA 19073

                                                    Residence or          Principal
                                                    ------------          ---------
             Shareholder                          Business Address       Occupation /      Citizenship or
             -----------                          ----------------       ------------      --------------
                                                                           Employer        jurisdiction of
                                                                           --------        ---------------
                                                                                             organization
                                                                                             ------------

CRM 1999 Enterprise Fund, LLC                   c/o Cramer Rosenthal    Private Equity         Delaware
                                                    McGlynn, LLC        Investment Fund
                                                 520 Madison Avenue
                                                 New York, NY 10022

The Reporting Manoogian Persons

      The directors of the Richard and Jane Manoogian Foundation are Richard A. Manoogian, Jane Manoogian and Eugene A. Gargaro. Richard A. Manoogian ultimately controls the Richard and Jane Manoogian Foundation.

      Richard A. Manoogian is the Trustee of the Richard A. Manoogian Trust.

      Richard A. Manoogian's principal occupation is Chairman and Chief Executive Officer of Masco Corporation. Richard A. Manoogian is a citizen of the United States of America.

      During the last five years, none of the Reporting Manoogian Persons or Richard a. Manoogian has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Wachovia Capital Partners 2000, LLC

      Wachovia Investors, Inc. and Wachovia Capital Partners Management Company 2000, LLC are the managing members of Wachovia Capital Partners 2000, LLC and are ultimately controlled by Scott B. Perper.

      Scott B Perper's principal occupation is Executive of Wachovia Capital Partners Management Company 2000, LLC. Scott B Perper is a citizen of the United States of America.

      During the last five years, neither Wachovia Capital Partners 2000, LLC nor Scott B. Perper has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Reporting GE Entities

      General Electric Capital Services, Inc. ("GECS") wholly owns GE Capital Services Equity Corp. ("GECSEC") and Equity Asset Investment Trust ("EAIT"). GECSEC is the manager of EAIT. GECS is a wholly owned subsidiary of General Electric Company ("GE"). GECS is a holding company which owns all of the common stock of General Electric Capital Corporation, GECSEC and other subsidiaries of GE and maintains its principal executive offices at 260 Long Ridge Road, Stamford, Connecticut 06927. GECSEC manages EAIT and other GE entities and maintains its principal executive offices at 120 Long Ridge Road, Stamford, Connecticut 06927. EAIT is a trust whose principal business is to purchase, hold and dispose of assets and maintains its principal executive offices at 120 Long Ridge Road, Stamford, Connecticut 06927. GE engages in a providing a wide variety of industrial, commercial and consumer products and services and maintains its principal executive offices at 3135 Easton Turnpike, Fairfield, Connecticut 06431. For information with respect to the identity and background of each executive officer and director of each Reporting Person, see Schedule I, II and III attached hereto.

      During the last five years, none of the Reporting GE Persons or, to the best of their knowledge, any person identified on Schedules I, II or III has been (i) convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Annex Holdings I LP

      Annex Capital Partners LLC is the general partner of Annex Holdings I LP. Alexander P. Coleman ultimately controls Annex Capital Partners LLC.

      Alexander P. Coleman's principal occupation is Managing Member of Annex Capital Partners LLC. Alexander P. Coleman is a citizen of the United States of America.

      During the last five years, neither Annex Holdings I LP nor Alexander P. Coleman has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

75 Wall Street Associates

      Allianz Leben Private Equity Fonds Plus GmbH is a Member of 75 Wall Street Associates, LLC. Wanching Ang, Claus Zellner, Christian Mayert, Dr. Gerhard Bauer and Dr. Florian Huber are Directors of Allianz Leben Private Equity Fonds Plus GmbH. The principal occupation of Messrs: Ang, Zellner, Mayert, Bauer and Huber is Director of Allianz Leben Private Equity Fonds Plus GmbH. Allianz Leben Private Equity Fonds Plus GmbH is a German corporation. Wanching Ang is a citizen of Singapore. Messrs. Zellner, Mayert, Bauer and Huber are citizens of Germany.

      During the last five years, neither 75 Wall Street Associates nor Messrs:
Ang, Zellner, Mayert, Bauer or Huber has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Reporting Long Point Entities

      Long Point Capital Partners, LLC is the general partner of Long Point Capital Fund, L.P. Ira Starr, Gerard W. Boylan, John Morgan and William C. Ughetta, Jr. are the managing members of the Reporting Long Pint Entities.

      The principal occupation of each of Ira Starr, Gerard W. Boylan, John Morgan and William C. Ughetta, Jr. is managing member of the Reporting Long Pint Entities. Each of Ira Starr, Gerard W. Boylan, John Morgan and William C. Ughetta, Jr. is a citizen of the United States of America.

      During the last five years, none of the Reporting Long Point Entities or Ira Starr, Gerard W. Boylan, John Morgan or William C. Ughetta, Jr. has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Reporting Graham Partners Entities

      Graham Partners General Partner, L.P. is the general partner of each of the Reporting Graham Partners Entities. Steven C. Graham ultimately controls Graham Partners General Partner, L.P.

      Steven C. Graham's principal occupation is President of Graham Partners, Inc. Graham Partners, Inc. serves, among other things, as the manager of each of the Reporting Graham Partners Entities. Steven C. Graham is a citizen of the United States of America.

      During the last five years, none of the Reporting Graham Partners Entities or Steven C. Graham has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

CRM 1999 Enterprise Fund, LLC

      CRM Alternatives, Inc. is the sole managing member of CRM 1999 Enterprise Fund, LLC.

      Carlos Leal's principal occupation is Chief Financial Officer and Corporate Secretary of CRM Alternatives, Inc. Carlos Leal is a citizen of the United States of America.

      During the last five years, neither CRM 1999 Enterprise Fund , LLC or Carlos Leal has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                             Joint Filing Agreement

      The Reporting Entities have entered into a Joint Filing Agreement, dated as of December 14, 2006, a copy of which is attached hereto as Exhibit E.

Item 3. Source and Amount of Funds or Other Consideration.

      Except as set forth below, all shares of Common Stock held by the Reporting Entities were issued or retained in connection with a recapitalization consummated on November 28, 2000 (the "Recapitalization") involving the acquisition of control of Metaldyne by Heartland. In aggregate, the Reporting Entities (other than the Reporting Mannogian Persons) contributed $435.1 million in cash to acquire 25,745,548 shares of Common Stock of Metaldyne at a price of $16.90 per share. The Reporting Manoogian Persons were stockholders of Metaldyne prior to the Recapitalization and retained an aggregate of 1,282,430 shares of Common Stock. The source of funds for each acquisition of shares of Common Stock by the Reporting Entities was working capital.

Item 4. Purpose of Transaction.

            In connection with the planned acquisition of Metaldyne by Asahi Tec described below, the Reporting Entities entered into stock purchase agreements to reinvest the cash proceeds in Asahi Tec equity securities as described below. The signing of the stock purchase agreements may be deemed to constitute the Reporting Entities as a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and, accordingly, the Reporting Entities join in the filing of this Statement. Additionally, the signing of the stock purchase agreements by Credit Suisse First Boston Equity Partners, L.P. and affiliated entities, Masco Corporation, BancBoston Capital, Inc., Private Equity Portfolio Fund II, LLC, Met Life, Inc., and Metropolitan Life Insurance Company (collectively the "Other Entities") may cause such entities to be deemed part of the "group" along with the Reporting Entities. However, each of such Other Entities may file their own Schedule 13D separately and apart from the Reporting Entities. Neither the present filing nor anything contained herein shall be construed as an admission that any combination of Reporting Entities or Other Entities constitutes a "group" for any purpose.

      (a) Agreement and Plan of Merger

      The Company had previously announced that it entered into an Agreement and Plan of Merger, dated as of August 31, 2006 (the "Original Merger Agreement") by and among Metaldyne, Asahi Tec Corporation, a Japanese corporation ("Asahi Tec"), and Argon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Asahi Tec ("Acquisition Sub"). On November 27, 2006, these parties entered into an Amended and Restated Agreement and Plan of Merger (the "Amended Merger Agreement") which supersedes the Original Merger Agreement. Under the Amended Merger Agreement, it is contemplated that Acquisition Sub will merge into Metaldyne (the "Merger"), and that Metaldyne, as the surviving corporation of the Merger, will become a wholly owned subsidiary of Asahi Tec and will cease to be a Reporting Company under the Securities and Exchange Act of 1934. Under the terms of the Amended Merger Agreement, at the effective time of the Merger, each share of Common Stock owned by those of the Company's common stockholders that are currently party to a Metaldyne shareholders agreement (the "Principal Company Stockholders"), to which certain of the Reporting Entities are a party, will be converted into the right to receive $1.5243 in cash (as opposed to $2.1833 in cash under the Original Merger Agreement), in each case without interest. Each share of Common Stock held by persons that are not Principal Company Stockholders, (the

"3% Minority Stockholders") (other than shares owned by Asahi Tec, Acquisition Sub, Metaldyne or any of their respective subsidiaries and shares ("Dissenting Shares") as to which Common Stockholders have perfected and not withdrawn the right to appraisal under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")), will be converted into the right to receive $2.57 in cash, without interest. Holders of these shares will receive a higher price per share if the average closing common price of the Asahi Tec common stock for a 30 trading day period prior to closing of the Merger (the "Closing Common Price"), is higher than $2.9693 (the "Signing Common Price"), as determined under the Merger Agreement. In addition, in the event that any cash payment will be due as a result of the Merger on any stock options of the Company outstanding prior to the Merger, the total cash merger consideration for Common Stockholders, including the Reporting Entities party to the above referenced shareholders agreement, will be correspondingly reduced. The Principal Company Stockholders have been required by Asahi Tec, and have agreed, pursuant to a stock purchase agreement described below in Item 4(b), as such agreement was amended and restated on November 27, 2006 (the "Amended Stock Purchase Agreement"), to reinvest their Merger proceeds in common stock of Asahi Tec in a private placement. In addition, all holders of the Company's preferred stock (the "Preferred Stockholders"), including the Reporting Entities, have been required by Asahi Tec, and have agreed, to reinvest their Merger proceeds in Asahi Tec convertible preferred stock or common stock of Asahi Tec to be issued in a private placement. The Principal Company Stockholders and the Preferred Stockholders have agreed to waive their appraisal rights under the DGCL with respect to the Merger. The obligation of the parties to consummate the Merger and the related transactions is subject to the satisfaction of certain conditions, including: obtaining certain consents and waivers from holders of Metaldyne's 11% Senior Subordinated Notes due 2012, 10% Senior Notes due 2013 and 10% Senior Subordinated Notes due 2014; obtaining financing necessary to consummate the Merger and related transactions; closing of the private placements of Asahi Tec equity securities to the Principal Company Stockholders and Preferred Stockholders (in each case without the amendment, modification or waiver in any material respect of any material term or condition thereof); the absence of a material adverse effect on the Company; and U.S., Japanese and other foreign regulatory approval. Following the Merger and under the new organizational structure, Mr. Leuliette and Shoichiro Irimajiri, chairman of Asahi Tec, will serve as Co-Chairmen of Asahi Tec. Mr. Leuliette is expected to be appointed as a director of Asahi Tec, subject to shareholder approval. In connection with the Merger, a shareholders' agreement was entered into as of August 31, 2006 by and among Asahi Tec, RHJ International S.A. ("RHJI") and the Principal Company Stockholders with reference to Asahi-Tec securities setting forth certain rights and obligations of the parties in respect of Asahi Tec following the Merger. It is currently anticipated that the Reporting Heartland Entities will have the right to nominate a director to the board of Asahi Tec. Such shareholders' agreement has been amended and restated as of November 27, 2006. The amended and restated shareholders' agreement will become effective upon consummation of the Merger and the other transactions described in the Amended Merger Agreement and in the Amended Stock Purchase Agreement. The Company has reported that the Merger has been approved by the boards of directors of the Company, Asahi Tec and Acquisition Sub. At Asahi Tec's request, following approval by the Company's board of directors, the required majority of the Company's stockholders delivered written consents to approve the Merger. The Preferred Stockholders have also consented to the Merger in connection with their agreement to reinvest the cash received in the Merger in Asahi Tec securities. Asahi Tec has also solicited and obtained the approval of its shareholders to the transactions contemplated by the private placement agreements with the reinvesting stockholders; however, this approval, which was obtained on November 16, 2006, will expire after January 16, 2007 so that, if the Merger is not closed by that date, Asahi Tec would need to call another shareholders meeting following a new required notice period of between eight and ten weeks. The Original Merger Agreement has been modified to extend its scheduled expiration date to March 15, 2007. There can be no assurance that a new approval could be timely obtained or that the merger conditions would be satisfied at the relevant time.

      (b) Stock Purchase Agreements

      See section (a) of Item 6.

      (c) Additional Information

      For additional information with respect to the status of discussions related to the noteholders' consents and waivers and events that have occurred subsequent to the date of the Merger Agreement, see the Company's Form 8-K filed with the Securities and Exchange Commission (the "SEC") on November 28, 2006 and the Company's Schedule 13E-3 filed with the SEC on December 15, 2006.

Item 5. Interest in Securities of the Issuer.

      The aggregate percentage of shares of Common Stock reported owned by each person named herein is based upon 42,795,963 shares of Common Stock outstanding, as reported in the Information Statement/Proxy Statement filed by Metaldyne on November 29, 2006.

      The ownership of each of the Reporting Entities is set forth in the following table. Neither the present filing nor anything contained in this item 5 shall be construed as an admission that any combination of Reporting Entities or Other Entities constitutes a "group" for any purpose, and each Reporting Entity disclaims beneficial ownership of securities held by each other Reporting Entity or Other Entity.

                                                                       Shares of
                   Shareholder                                       Common Stock                  Percent
                   -----------                                       ------------                  -------
Reporting Heartland Entities:

     Heartland Industrial Associates L.L.C.                           21,425,931                   50.0(w)

     Heartland Industrial Partners, L.P.                              19,922,184                   46.5(x)

----------
(w)   By virtue of being the general partner of the Reporting Heartland
      Entities.

(x) Exercised by the Reporting Heartland Person's general partner, Heartland Industrial Associates L.L.C.

                                                                       Shares of
                   Shareholder                                       Common Stock                  Percent
                   -----------                                       ------------                  -------
     HIP Side-By-Side Partners, L.P.                                   1,211,173                     2.8

     Metaldyne Investment Fund I, LLC                                 19,922,184                     46.5

     Metaldyne Investment Fund II, LLC                                  292,574                      0.7

     Heartland Industrial Partners (FF), L.P.                           244,920                      0.6

     Heartland Industrial Partners (C1), L.P.                           47,654                       0.1

Reporting Manoogian Entities:

     Richard and Jane Manoogian Foundation                              661,260                      1.5

     Richard A. Manoogian Trust                                         621,170                      1.4

Wachovia Capital Partners 2000, LLC                                    1,597,633                     3.7

Reporting G.E. Entities:

     Equity Asset Investment Trust                                      591,761                      1.4

     G.E. Capital Services Equity Corp.                                 591,761                      1.4

     General Electric Capital Services, Inc.                            591,761                      1.4

     General Electric Company                                           591,761                      1.4

Annex Holdings I LP                                                     591,761                      1.4

75 Wall Street Associates                                               295,858                      0.7

Reporting Long Point Entities:

     Long Point Capital Fund, L.P.                                      581,025                      1.4

     Long Point Capital Partners, L.L.C.                                10,692                       0.0

Reporting Graham Partners Entities:

     Graham Partners Investments, L.P.                                  271,132                      0.6

     Graham Partners Investments (A), L.P.                              164,864                      0.4

     Graham Partners Investments (B), L.P.                              155,719                      0.4

CRM 1999 Enterprise Fund, LLC                                           59,172                       0.1

Item 6. Contracts, Arrangements Understandings or Relationships with Respect to Securities of the Issuer.

      (a) Stock Purchase Agreements

      The Principal Company Stockholders, including certain of the Reporting Entities, entered into the Amended Stock Purchase Agreement as of November 27, 2006 pursuant to which the Principal Company Stockholders have agreed to reinvest their Merger proceeds in common stock of Asahi Tec in a private placement. In addition, two Preferred Stockholders have entered into preferred stock purchase agreements, which have been amended and restated as of November 27, 2006, pursuant to which such holders of the Company's preferred stock have agreed to reinvest their proceeds in Asahi Tec convertible preferred stock in a private placement. Certain of the Reporting Heartland Entities are holders of the Company's Series B preferred stock and also have entered into a stock purchase agreement, which has been amended and restated as of November 27, 2006, pursuant to which they have agreed to reinvest their Series B preferred stock Merger proceeds in Asahi Tec common stock in a private placement. The price at which the Principal Company Stockholders and the Preferred Stockholders will purchase Asahi Tec common stock in the private placements is based on a discount to the Signing Common Price. This discount reflects the lesser per share merger consideration to be received by the Principal Company Stockholders relative to the 3% Minority Stockholders (without regard to any potential increase payable to the 3% Minority Stockholders as a result of improvements in the Closing Common Price relative to the Signing Common Price). In addition, the Reporting Heartland Entities have agreed to purchase $15 million of additional shares of Asahi Tec for cash on the same basis to finance the Merger and related transactions. The Reporting Heartland Entities offered this investment on a pro rata basis to the other Principal Company Stockholders, and such offer has expired. None of the other Principal Company Stockholders will be receiving such additional shares pursuant to the offer.

      (b) Asahi Tec Stockholders Agreement

      The Principal Company Stockholders have entered into an amended and restated stockholders agreement (the "Stockholders Agreement") with Asahi Tec and RHJI, dated as of November 27, 2006, attached hereto as Exhibit C, pursuant to which the Principal Company Stockholders are subject to limitations on the transfer of Asahi Tec common stock. In addition, pursuant to the terms of the Stockholders Agreement, for so long as the Principal Company Stockholders collectively own at least 10% of the outstanding Asahi Tec common stock, both Heartland and the CSFB Private Equity Funds each have the right to nominate one director to the Asahi Tec board of directors; if the Principal Company Stockholders collectively own more than 5% but less than 10% of the outstanding Asahi Tec common stock, Heartland has the right to nominate one director to the Asahi Tec board of directors. The Stockholders Agreement also provides offering assistance to Heartland and entitles the Principal Company Stockholders to English language versions of documents containing financial and business information. Finally, pursuant to the terms of the Stockholders Agreement, the Principal Company Stockholders have agreed not to transfer any Asahi Tec common stock subject to the Stockholders Agreement without the written consent of RHJI until the earlier of (i) the consummation of the first private placement of capital shares by Asahi Tec to institutional investors (the "Institutional Offering"), or (ii) the expiration of a period of 90 days following the consummation of the Merger (the "Initial Restricted Period"). Furthermore, for a period of 180 days following the closing of both of the Institutional Offering and the first primary public offering of Asahi Tec capital shares (the "Offering"), or such shorter lock-up period as the applicable underwriters of the Institutional Offering or the Offering may require, the principal company stockholders may not transfer any Asahi Tec common stock subject to the Stockholders Agreement (the "Offering Restricted Period" and, together with the Initial Restricted Period, the "Restricted Period"); provided, however, that no Restricted Period shall extend more than 24 months from the consummation of the Merger.

      (c) Metaldyne Shareholders Agreement.

      On November 28, 2000, in connection with the Recapitalization, Metaldyne and certain of the Reporting Entities entered into a Shareholders Agreement ("Shareholders Agreement"). The Shareholders Agreement, a copy of which is attached hereto as Exhibit D, is incorporated herein.

Item 7. Exhibits.

      (A) Amended and Restated Stock Purchase Agreement, dated as of November 27, 2006, among Asahi Tec Corporation and the Purchasers listed on Schedule I thereto (incorporated herein by reference to Exhibit (d)(3) of the Metaldyne
Schedule 13E-3 filed with the SEC on November 29, 2006 (File No. 005-35355, Accession Nos. 0001047469-06-014589)).

      (B) Amended and Restated Stock Purchase Agreement, dated as of November 27, 2006, among Asahi Tec Corporation, Metaldyne Investment Fund I, LLC, HIP Side-By-Side Partners, L.P. and Metaldyne Investment Fund II, LLC (incorporated herein by reference to Exhibit (d)(4) of the Metaldyne Schedule 13E-3 filed with the SEC on November 29, 2006 (File No. 005-35355, Accession Nos. 0001047469-06-014589)).

      (C) Amended and Restated Shareholder's Agreement, dated as of November 27, 2006, among RHJI International SA, Asahi Tec Corporation, and the Principal Company Shareholders listed on Schedule I thereto (incorporated herein by reference to Exhibit (d)(2) of the Metaldyne Schedule 13E-3 filed with the SEC on November 29, 2006 (File No. 005-35355, Accession Nos. 0001047469-06-014589)).

      (D) Shareholder's Agreement, dated as of November 28, 2000, among RHJI International SA, Asahi Tec Corporation, and the Principal Company Shareholders listed on Schedule I thereto (incorporated herein by reference to Exhibit 3 of the Metaldyne Schedule 13D filed with the SEC on December 8, 2000 (File No. 005-35355, Accession Nos. 0000950172-00-002002)).

      (E) Joint Filing Agreement, dated as of December 14, 2006, by and among the Reporting Entities.

                                   Signatures
                                   ----------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 14, 2006

          HEARTLAND INDUSTRIAL ASSOCIATES L.L.C.


          By:  /s/  Daniel P. Tredwell
               ---------------------------------------------------
               Name:       Daniel P. Tredwell
               Title:      Managing Member


          HEARTLAND INDUSTRIAL PARTNERS (FF), L.P.

          HEARTLAND INDUSTRIAL PARTNERS (C1), L.P.

          HEARTLAND INDUSTRIAL PARTNERS, L.P.

          HIP SIDE-BY-SIDE PARTNERS, L.P.


          By: Their General Partner, Heartland Industrial Associates, L.L.C.


          By:  /s/  Daniel P. Tredwell
               -----------------------
               Name:       Daniel P. Tredwell
               Title:      Managing Member

          METALDYNE INVESTMENT FUND I, LLC

          By: HEARTLAND INDUSTRIAL PARTNERS, L.P.
          It's Managing Member

          By: HEARTLAND INDUSTRIAL ASSOCIATES L.L.C.
          Its General Partner

          By:  /s/ Daniel P. Tredwell
               ---------------------------------------------------
               Name:       Daniel P. Tredwell
               Title:      Managing Member

          METALDYNE INVESTMENT FUND II, LLC

          By: HEARTLAND INDUSTRIAL PARTNERS, L.P.
          It's Managing Member

          By: HEARTLAND INDUSTRIAL ASSOCIATES L.L.C.
          Its General Partner

          By:  /s/  Daniel P. Tredwell
               ---------------------------------------------------
               Name:       Daniel P. Tredwell
               Title:      Managing Member

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 14, 2006

          RICHARD AND JANE MANOOGIAN FOUNDATION


          By:  /s/  Richard A. Manoogian
               ---------------------------------------------------
               Name:       Richard A. Manoogian
               Title:      President and Treasurer

          RICHARD A. MANOOGIAN TRUST


          By:  /s/  Richard A. Manoogian
               ---------------------------------------------------
               Name:       Richard A. Manoogian
               Title:      Trustee

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 19, 2006

          WACHOVIA CAPITAL PARTNERS 2000, LLC


          By:  /s/  Stuart M. Christhilf, IV
               ---------------------------------------------------
               Name:       Stuart M. Christhilf, IV
               Title:      Vice President

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 14, 2006

          EQUITY ASSET INVESTMENT TRUST

          By: its Sole Manager, GE Capital Services Equity Corp.


          By:  /s/  Andrea Assarat
               ---------------------------------------------------
               Name:       Andrea Assarat
               Title:      Senior Vice President

          GE CAPITAL SERVICES EQUITY CORP.


          By:  /s/  Andrea Assarat
               ---------------------------------------------------
               Name:       Andrea Assarat
               Title:      Senior Vice President

          GENERAL ELECTRIC CAPITAL SERVICES, INC.


          By:  /s/  Barbara A. Lane
               ---------------------------------------------------
               Name:       Barbara A. Lane
               Title:      Attorney-in-Fact

          GENERAL ELECTRIC COMPANY


          By:  /s/  Barbara A. Lane
               ---------------------------------------------------
               Name:       Barbara A. Lane
               Title:      Attorney-in-Fact

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 19, 2006

          ANNEX HOLDINGS I LP

          By its General Partner, Annex Capital Partners LLC

          By:  /s/  Alexander P. Coleman
               ---------------------------------------------------
               Name:       Alexander P. Coleman
               Title:      Managing Member

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 14, 2006

          75 WALL STREET ASSOCIATES, LLC

          By:  its Member, Allianz Leben Private Equity Fonds plus GmbH

          By:  /s/  Claus Zellner
               ---------------------------------------------------
               Name:       Claus Zellner
               Title:      Director

          By:               /s/  Dr. Florian Huber
               ---------------------------------------------------
               Name:   Dr. Florian Huber, Director

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 14, 2006

         LONG POINT CAPITAL FUND, L.P.


         By:  /s/  Ira Starr
             ---------------------------------------------
             Name:     Ira Starr
             Title:    Managing Director


         LONG POINT CAPITAL PARTNERS, L.L.C.


         By:   /s/  Ira Starr
             ---------------------------------------------
             Name:     Ira Starr
             Title:    Managing Director

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 14, 2006

         GRAHAM PARTNERS INVESTMENTS, L.P.

              By GRAHAM PARTNERS GENERAL PARTNER, L.P., It's General
              Partner

              By GRAHAM PARTNERS INVESTMENTS (GP2), L.P., Its General
              Partner

              By GRAHAM PARTNERS INVESTMENTS (GP), LLC, Its General
              Partner


              By          /s/ Steven C. Graham
                     -----------------------------------------------------
                     Name:    Steven C. Graham
                     Title:   Managing Member

               GRAHAM PARTNERS INVESTMENTS (A), L.P.

                    By GRAHAM PARTNERS GENERAL PARTNER, L.P., It's General
                    Partner

                    By GRAHAM PARTNERS INVESTMENTS (GP2), L.P., Its General Partner

                    By GRAHAM PARTNERS INVESTMENTS (GP), LLC, Its General
                    Partner


                    By         /s/ Steven C. Graham
                          ----------------------------------------------------
                          Name:    Steven C. Graham
                          Title:   Managing Member


                    GRAHAM PARTNERS INVESTMENTS (B), L.P.

                         By GRAHAM PARTNERS GENERAL PARTNER, L.P., It's General Partner

                         By GRAHAM PARTNERS INVESTMENTS (GP2), L.P., Its General Partner

                         By GRAHAM PARTNERS INVESTMENTS (GP), LLC, Its General Partner


                         By         /s/ Steven C. Graham
                                ------------------------------------------------
                                Name:    Steven C. Graham
                                Title:   Managing Member

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 14, 2006

               CRM 1999 ENTERPRISE FUND, LLC

                    By         /s/  Carlos Leal
                          ----------------------------------------------------
                          Name:    Carlos Leal
                          Title:   CFO of Managing Member

                                                                       EXHIBIT E

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, $1.00 par value per share, of Metaldyne Corporation, a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings; provided, that, as contemplated by
Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

                            [signature pages follow]

      IN WITNESS WHEREOF, the undersigned has duly executed this Joint Filing Agreement as of this 14th day of December, 2006.

          HEARTLAND INDUSTRIAL ASSOCIATES L.L.C.


          By:  /s/  Daniel P. Tredwell
               ---------------------------------------------------
               Name:       Daniel P. Tredwell
               Title:      Managing Member


          HEARTLAND INDUSTRIAL PARTNERS (FF), L.P.

          HEARTLAND INDUSTRIAL PARTNERS (C1), L.P.

          HEARTLAND INDUSTRIAL PARTNERS, L.P.

          HIP SIDE-BY-SIDE PARTNERS, L.P.


          By: Their General Partner, Heartland Industrial Associates, L.L.C.


          By:  /s/  Daniel P. Tredwell
               -----------------------
               Name:       Daniel P. Tredwell
               Title:      Managing Member

          METALDYNE INVESTMENT FUND I, LLC

          By: HEARTLAND INDUSTRIAL PARTNERS, L.P.
          It's Managing Member

          By: HEARTLAND INDUSTRIAL ASSOCIATES L.L.C.
          Its General Partner

          By:  /s/ Daniel P. Tredwell
               ---------------------------------------------------
               Name:       Daniel P. Tredwell
               Title:      Managing Member

          METALDYNE INVESTMENT FUND II, LLC

          By: HEARTLAND INDUSTRIAL PARTNERS, L.P.
          It's Managing Member

          By: HEARTLAND INDUSTRIAL ASSOCIATES L.L.C.
          Its General Partner

          By:  /s/  Daniel P. Tredwell
               ---------------------------------------------------
               Name:       Daniel P. Tredwell
               Title:      Managing Member

      IN WITNESS WHEREOF, the undersigned has duly executed this Joint Filing Agreement as of this 14th day of December, 2006.

          RICHARD AND JANE MANOOGIAN FOUNDATION


          By:  /s/  Richard A. Manoogian
               ---------------------------------------------------
               Name:       Richard A. Manoogian
               Title:      President and Treasurer

          RICHARD A. MANOOGIAN TRUST


          By:  /s/  Richard A. Manoogian
               ---------------------------------------------------
               Name:       Richard A. Manoogian
               Title:      Trustee

      IN WITNESS WHEREOF, the undersigned has duly executed this Joint Filing Agreement as of this 19th day of December, 2006.

          WACHOVIA CAPITAL PARTNERS 2000, LLC


          By:  /s/  Stuart M. Christhilf, IV
               ---------------------------------------------------
               Name:       Stuart M. Christhilf, IV
               Title:      Vice President

      IN WITNESS WHEREOF, the undersigned has duly executed this Joint Filing Agreement as of this 14th day of December, 2006.

          EQUITY ASSET INVESTMENT TRUST

          By: its Sole Manager, GE Capital Services Equity Corp.


          By:  /s/  Andrea Assarat
               ---------------------------------------------------
               Name:       Andrea Assarat
               Title:      Senior Vice President

          GE CAPITAL SERVICES EQUITY CORP.


          By:  /s/  Andrea Assarat
               ---------------------------------------------------
               Name:       Andrea Assarat
               Title:      Senior Vice President

          GENERAL ELECTRIC CAPITAL SERVICES, INC.


          By:  /s/  Barbara A. Lane
               ---------------------------------------------------
               Name:       Barbara A. Lane
               Title:      Attorney-in-Fact

          GENERAL ELECTRIC COMPANY


          By:  /s/  Barbara A. Lane
               ---------------------------------------------------
               Name:       Barbara A. Lane
               Title:      Attorney-in-Fact

      IN WITNESS WHEREOF, the undersigned has duly executed this Joint Filing Agreement as of this 19th day of December, 2006.

          ANNEX HOLDINGS I LP

          By its General Partner, Annex Capital Partners LLC

          By:  /s/  Alexander P. Coleman
               ---------------------------------------------------
               Name:       Alexander P. Coleman
               Title:      Managing Member

      IN WITNESS WHEREOF, the undersigned has duly executed this Joint Filing Agreement as of this 14th day of December, 2006.

          75 WALL STREET ASSOCIATES, LLC

           By:  its Member, Allianz Leben Private Equity Fonds plus GmbH

          By:  /s/  Claus Zellner
               ---------------------------------------------------
               Name:       Claus Zellner
               Title:      Director

          By:                 /s/  Dr. Florian Huber
               ---------------------------------------------------
                 Name:   Dr. Florian Huber, Director

      IN WITNESS WHEREOF, the undersigned has duly executed this Joint Filing Agreement as of this 14th day of December, 2006.

         LONG POINT CAPITAL FUND, L.P.


         By:  /s/  Ira Starr
             ---------------------------------------------
             Name:  Ira Starr
             Title:    Managing Director

         LONG POINT CAPITAL PARTNERS, L.L.C.


         By:   /s/  Ira Starr
             ---------------------------------------------
             Name:  Ira Starr
             Title:    Managing Director

      IN WITNESS WHEREOF, the undersigned has duly executed this Joint Filing Agreement as of this 14th day of December, 2006.

         GRAHAM PARTNERS INVESTMENTS, L.P.

              By GRAHAM PARTNERS GENERAL PARTNER, L.P., It's General
              Partner

              By GRAHAM PARTNERS INVESTMENTS (GP2), L.P., Its General
              Partner

              By GRAHAM PARTNERS INVESTMENTS (GP), LLC, Its General
              Partner


              By          /s/ Steven C. Graham
                     -----------------------------------------------------
                     Name:    Steven C. Graham
                     Title:   Managing Member

               GRAHAM PARTNERS INVESTMENTS (A), L.P.

                    By GRAHAM PARTNERS GENERAL PARTNER, L.P., It's General
                    Partner

                    By GRAHAM PARTNERS INVESTMENTS (GP2), L.P., Its General Partner

                    By GRAHAM PARTNERS INVESTMENTS (GP), LLC, Its General
                    Partner


                    By         /s/ Steven C. Graham
                          ------------------------------------------------------
                          Name:    Steven C. Graham
                          Title:   Managing Member

                    GRAHAM PARTNERS INVESTMENTS (B), L.P.

                         By GRAHAM PARTNERS GENERAL PARTNER, L.P., It's General Partner

                         By GRAHAM PARTNERS INVESTMENTS (GP2), L.P., Its General Partner

                         By GRAHAM PARTNERS INVESTMENTS (GP), LLC, Its General Partner


                         By          /s/ Steven C. Graham
                                ------------------------------------------------
                                Name:    Steven C. Graham
                                Title:   Managing Member

      IN WITNESS WHEREOF, the undersigned has duly executed this Joint Filing Agreement as of this 14th day of December, 2006.

               CRM 1999 ENTERPRISE FUND, LLC

                    By         /s/  Carlos Leal
                          ----------------------------------------------------
                          Name:    Carlos Leal
                          Title:   CFO of Managing Member

                                   Schedule I

                        GE CAPITAL SERVICES EQUITY CORP.
                                   MANAGER OF
                          EQUITY ASSET INVESTMENT TRUST

Name                                Title                     Present Business Address           Citizenship
----------------------------------  ------------------------  ---------------------------------  --------------------------
Ronald J. Herman, Jr.               President/Chairman        GE Corporate Financial Services    USA
                                    of the Board              201 Merritt 7
                                                              Norwalk, CT 06856

John W. Campo, Jr.                  MD, General Counsel       GE Corporate Financial Services    USA
                                    and Secretary             201 Merritt 7
                                                              Norwalk, CT 06856

Frank Ertl                          MD, CFO &                 GE Corporate Financial Services    USA
                                    Treasurer                 201 Merritt 7
                                                              Norwalk, CT 06856

Andrea Assarat                      SVP                       GE Corporate Financial Services    USA
                                                              201 Merritt 7
                                                              Norwalk, CT 06856

Lorraine Hliboki                    SVP                       GE Corporate Financial Services    USA
                                                              201 Merritt 7
                                                              Norwalk, CT 06856

Bryant Cohen                        VP- Taxes                 GE Corporate Financial Services    USA
                                                              201 Merritt 7
                                                              Norwalk, CT 06856

                                   Schedule II

                GENERAL ELECTRIC CAPITAL SERVICES, INC. DIRECTORS

                                Present                         Present
Name                      Principal Occupation              Business Address                  Citizenship
--------------------  ---------------------------------  -------------------------------  --------------------
C.E. Alexander        President - GE Capital Europe      GE Capital Europe                U.K.
                                                         Clarges House
                                                         6-12 Clarges St.
                                                         London, England W1Y8DH

J.S. Bornstein        Vice President and Chief           GE Commercial Finance            U.S.A.
                      Financial Officer - GE             901 Merritt 7
                      Commercial Finance                 Norwalk, CT 06851

K.A. Cassidy          Vice President and GE              GE Commercial Finance            U.S.A.
                      Treasurer - GE Commercial          201 High Ridge Road
                      Finance                            Stamford, CT 06927

J.A. Colica           Vice President, Global Risk        General Electric Company         U.S.A.
                      Management - GE Corporate          260 Long Ridge Road
                                                         Stamford, CT 06927

P. Daley              Senior Vice President -            General Electric Company         U.S.A.
                      Corporate Business                 3135 Easton Turnpike
                      Development - General              Fairfield, CT 06828
                      Electric Company

B.B. Denniston        Senior Vice President and          General Electric Company         U.S.A.
                      General Counsel - General          3135 Easton Turnpike
                      Electric Company                   Fairfield, CT 06828

J.R. Immelt           Chairman of the Board and          General Electric Company         U.S.A.
                      Chief Executive Officer,           3135 Easton Turnpike
                      General Electric Company           Fairfield, CT 06828

M.A. Neal             President and Chief Executive      GE Commercial Finance            U.S.A.
                      Officer - GE Commercial            901 Merritt 7
                      Finance                            Norwalk, CT 06851

D.R. Nissen           President and Chief Executive      GE Consumer Finance              U.S.A.
                      Officer - GE Consumer Finance      1600 Summer Street
                                                         Stamford, CT 06927

R.R. Pressman         President and Chief Executive      GE Asset Management              U.S.A.
                      Officer - GE Asset Management      3003 Summer Street
                                                         Stamford, CT 06902

                                Present                         Present
Name                      Principal Occupation              Business Address                  Citizenship
--------------------  ---------------------------------  -------------------------------  --------------------
D. M. Reif            President and Chief Executive      GE Commercial Finance            U.S.A.
                      Officer, Equipment Services -      120 Long Ridge Road
                      GE Commercial Finance              Stamford, CT 06927

J.G. Rice             Vice Chairman, President and       GE Infrastructure                U.S.A.
                      Chief Executive Officer - GE       4200 Wildwood Parkway Atlanta,
                      Infrastructure                     GA 303399

J.M. Samuels          Vice President and Senior Tax      General Electric Company         U.S.A.
                      Counsel, Corporate Taxes -         3135 Easton Turnpike
                      General Electric Company           Fairfield, CT 06828

K.S. Sherin           Chief Financial Officer -          General Electric Company         U.S.A.
                      General Electric Company           3135 Easton Turnpike
                                                         Fairfield, CT 06828

L.G. Trotter          Vice Chairman, President and       General Electric Company         U.S.A.
                      Chief Executive Officer - GE       3135 Easton Turnpike
                      Industrial                         Fairfield, CT 06828

R.C. Wright           Vice Chairman, President and       National Broadcasting Company    U.S.A.
                      Chief Executive Officer -          30 Rockefeller Plaza
                      National Broadcasting              New York , NY 10112
                      Company, Inc.

           GENERAL ELECTRIC CAPITAL SERVICES, INC. EXECUTIVE OFFICERS

                                                                   Present
Name                                 Title                     Business Address                  Citizenship
--------------------  ---------------------------------  -------------------------------  --------------------
Jeffrey R. Immelt     Chief Executive Officer            General Electric Company         U.S.A.
                                                         3135 Easton Turnpike
                                                         Fairfield, CT 06828

K.S. Sherin           Chief Financial Officer            General Electric Company         U.S.A.
                                                         3135 Easton Turnpike
                                                         Fairfield, CT 06828

D.R. Nissen           President                          GE Consumer Finance               U.S.A.
                                                         1600 Summer Street
                                                         Stamford, CT 06927

D.M. Reif             Executive Vice President           GE Commercial Finance            U.S.A.
                                                         120 Long Ridge Road
                                                         Stamford, CT 06927

                                                                   Present
Name                                 Title                     Business Address                  Citizenship
--------------------  ---------------------------------  -------------------------------  --------------------
J.S. Bornstein        Senior Vice President, Finance     GE Commercial Finance             U.S.A.
                                                         901 Merritt 7
                                                         Norwalk, CT 06851

Marc A. Meiches       Senior Vice President, Finance     GE Commercial Finance            U.S.A.
                                                         9201 State Line
                                                         Kansas City, MO 64114

Glen A. Messina       Senior Vice President, Finance     GE Commercial Finance            U.S.A.
                                                         120 Long Ridge Road
                                                         Stamford, CT 06927

Maive F. Scully       Senior Vice President, Finance     GE Consumer Finance              U.S.A.
                                                         1600 Summer Street
                                                         Stamford, CT 06927

K.A. Cassidy          Senior Vice President,             GE Commercial Finance            U.S.A.
                      Treasury                           201 High Ridge Road
                                                         Stamford, CT 06927

J.A. Colica           Senior Vice President, Risk        General Electric Company         U.S.A.
                                                         260 Long Ridge Road Stamford,
                                                         CT 06927

R. D'Avino            Senior Vice President, Taxes       General Electric Company         U.S.A.
                                                         120 Long Ridge Road Stamford,
                                                         CT 06928

P.D. Ameen            Senior Vice President and          General Electric Company         U.S.A.
                      Controller                         3135 Easton Turnpike
                                                         Fairfield, CT 06828

Steven F. Kluger      Senior Vice President              GE Corporate Finance             U.S.A.
                                                         1600 Summer Street
                                                         Stamford, CT 06927

C.T. Beazer           Vice President, General            General Electric Company         U.S.A.
                      Counsel and Secretary              3135 Easton Turnpike
                                                         Fairfield, CT 06828

                                  Schedule III                        12/15/2006

                            GENERAL ELECTRIC COMPANY

                                    DIRECTORS

                        PRESENT                                   PRESENT
NAME                    BUSINESS ADDRESS                          PRINCIPAL OCCUPATION
----                    ----------------                          --------------------
J.I. Cash, Jr.          General Electric Company                  Former Professor of Business
                        3135 Easton Turnpike                      Administration-Graduate
                        Fairfield, CT  06828                      School of Business
                        Administration, Harvard
                        University

Sir William Castell     Chairman                                  Chairman of The Wellcome Trust
                        The Wellcome Trust
                        215 Euston Road
                        London
                        NW1 2BE
                        UK

A.M. Fudge              Young & Rubicam Brands.                   Chairman and Chief
                        285 Madison Avenue                        Executive Officer,
                        New York, NY 10017                        Young & Rubicam Brands

C.X. Gonzalez           Kimberly-Clark de Mexico,                 Chairman of the Board
                        S.A. de C.V.                              and Chief Executive Officer,
                        Jose Luis Lagrange 103,                   Kimberly-Clark de Mexico,
                        Tercero Piso                              S.A. de C.V.
                        Colonia Los Morales
                        Mexico, D.F. 11510, Mexico

S. Hockfield            Massachusetts Institute of Technology     President
                        77 Massachusetts Avenue                   Massachusetts Institute of
                        Building 3-208                            Technology
                        Cambridge, MA  02139

J.R. Immelt             General Electric Company                  Chairman of the Board
                        3135 Easton Turnpike                      and Chief Executive
                        Fairfield, CT 06828                       Officer, General Electric
                        Company

A. Jung                 Avon Products, Inc.                       Chairman and Chief
                        1345 Avenue of the Americas               Executive Officer,
                        New York, NY  10105                       Avon Products, Inc.

A.G. Lafley             The Procter & Gamble Company              Chairman of the Board, President
                        1 Procter & Gamble Plaza                  and Chief Executive
                        Cincinnati, Oh  45202-3315                The Procter & Gamble Company

                        PRESENT                                   PRESENT
NAME                    BUSINESS ADDRESS                          PRINCIPAL OCCUPATION
----                    ----------------                          --------------------
R.W. Lane               Deere & Company                           Chairman and Chief
                        One John Deere Place                      Executive Officer
                        Moline, Illinois 61265                    Deere & Company

R.S. Larsen             Johnson & Johnson                         Former Chairman and Chief
                        100 Albany Street                         Executive Officer
                        Suite 200
                        New Brunswick, NJ  08901

R.B. Lazarus            Ogilvy & Mather Worldwide                 Chairman and Chief
                        309 West 49th Street                      Executive Officer
                        New York, NY 10019-7316

S. Nunn                 Sam Nunn School of                        Retired Partner
                         International Affairs                    King & Spalding
                        Georgia Institute of Technology
                        781 Marietta Street, NW
                        Atlanta, Georgia 30318

R.S. Penske             Penske Corporation                        Chairman of the Board
                        2555 Telegraph Road                       and President, Penske
                        Bloomfield Hills, MI  48302-0954          Corporation

R.J. Swieringa          S.C. Johnson Graduate School              Anne and Elmer Lindseth Dean
                        Cornell University                        and Professor of Accounting
                        207 Sage Hall
                        Ithaca, NY  14853-6201

D.A. Warner III         J. P. Morgan Chase & Co.,                 Former Chairman of the Board
                        The Chase Manhattan Bank and
                        Morgan Guaranty Trust Co. of New York
                        270 Park Avenue
                        New York, NY 10154

R.C. Wright             NBC Universal, Inc.                       Vice Chairman of the Board and
                        30 Rockefeller Plaza                      Executive Officer, General
                        New York, NY  10112                       Electric Company; Chairman
                        and Chief Executive Officer,
                        NBC Universal, Inc.

                                  Citizenship

                        Sir William Castell            United Kingdom
                        Claudio X. Gonzalez            Mexico
                        Andrea Jung                    Canada
                        All Others                     U.S.A.

                        PRESENT                                   PRESENT
NAME                    BUSINESS ADDRESS                          PRINCIPAL OCCUPATION
----                    ----------------                          --------------------
J.R. Immelt             General Electric Company                  Chairman of the Board and
                        3135 Easton Turnpike                      Chief Executive Officer
                        Fairfield, CT 06828

P.D. Ameen              General Electric Company                  Vice President and Comptroller
                        3135 Easton Turnpike
                        Fairfield, CT 06828

K.A. Cassidy            General Electric Company                  Vice President and
                        201 High Ridge Road                       GE Treasurer
                        Stamford, CT 06905-3417

W.J. Conaty             General Electric Company                  Senior Vice President -
                        3135 Easton Turnpike                      Human Resources
                        Fairfield, CT 06828

P. Daley                General Electric Company                  Senior Vice President -
                        3135 Easton Turnpike                      Corporate Business
                        Fairfield, CT  06828                      Development

B.B. Denniston III      General Electric Company                  Senior Vice President and
                        3135 Easton Turnpike                      General Counsel
                        Fairfield, CT 06828

J.M. Hogan              General Electric Company                  Senior Vice President -
                        Pollards Wood, Nightingales Lane          GE Healthcare
                        Chalfont St. Giles
                        HP8 4SP Great Britain

M.A. Neal               General Electric Company                  Vice Chairman of General
                        260 Long Ridge Road                       Electric Company; President
                        Stamford, CT  06927                       & CEO, GE Capital Services

D.R. Nissen             General Electric Company                  Senior Vice President -
                        201 High Ridge Road                       GE Consumer Finance
                        Stamford, CT  06905-3417

J.G. Rice               General Electric Company                  Vice Chairman of General
                        4200 Wildwood Parkway                     Electric Company; President
                        Atlanta, GA  30339                        & CEO, GE Infrastructure

K.S. Sherin             General Electric Company                  Senior Vice President - Finance
                        3135 Easton Turnpike                      and Chief Financial Officer
                        Fairfield, CT 06828

                        PRESENT                                   PRESENT
NAME                    BUSINESS ADDRESS                          PRINCIPAL OCCUPATION
----                    ----------------                          --------------------
L.G. Trotter            General Electric Company                  Vice Chairman of General
                        3135 Easton Turnpike                      Electric Company; President
                        Fairfield, CT 06828                       & CEO, GE Industrial

R.C. Wright             NBC Universal, Inc.                       Vice Chairman of the Board and
                        30 Rockefeller Plaza                      Executive Officer, General
                        New York, NY  10112                       Electric Company; Chairman
                        and Chief Executive Officer,
                        NBC Universal, Inc.